UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	001-31470	33-0430755
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Milam, Suite 3100 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Item 7.01 Regulation FD Disclosure

On November 1, 2012, Plains Exploration & Production Company (“PXP”) issued a press release announcing third quarter 2012 results. The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein. In connection with such release, PXP has prepared investor slides, which will be available on our website at www.pxp.com under Investor Relations.

In addition, pursuant to Item 7.01, PXP is updating its guidance for the year ended December 31, 2012.

For the full-year of 2012, PXP’s total capital spending is expected to be approximately $2.0 billion of which approximately $180 million is funded by Plains Offshore Operations Inc. The increase in PXP’s capital spending over its base plan is attributed to oil & gas capital and seismic data acquisition capital for development and drilling activities of the Gulf of Mexico deepwater assets to be acquired and to accelerated development activity in the Eagle Ford Shale. Higher spending in the Eagle Ford Shale is leading to an approximate 78% increase in wells drilled and a 25% increase in average daily sales volumes over the 2012 base plan. PXP’s 2013 capital spending is expected to be approximately $2.0 billion, including capitalized interest and general and administrative expenses.

PXP expects full-year 2012 average sales volumes, excluding sales volumes associated with the Gulf of Mexico acquisition, to be slightly above the revised guidance range of 95 – 97 thousand barrels of oil equivalent (“BOE”) per day. PXP revised its sales volume guidance in August 2012 from original guidance of 92 – 96 thousand BOE due to anticipated sales volume increases at the Eagle Ford Shale. Including one month of sales volumes associated with the Gulf of Mexico acquisition, PXP now anticipates full-year 2012 sales volumes to be approximately 103 thousand BOE per day.

The information presented herein under Item 2.02 and Item 7.01 shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit 99.1	Plains Exploration & Production Company press release dated November 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: November 1, 2012	/s/ Nancy I. Williams
Nancy I. Williams
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 99.1	Plains Exploration & Production Company press release dated November 1, 2012.